Exhibit 10.1

UNITED ONLINE, INC.

CHANGE IN CONTROL POLICY FOR EXECUTIVES

The United Online, Inc. (the “Company”) Change in Control Policy for Executives (this “Policy”) is established as of February 19, 2015 (the “Effective Date”) and is intended to promote the interests of the Company by (i) encouraging our executives to remain in our employ throughout the uncertainty that may exist in a potential change in control situation, and (ii) enabling our executives to focus on the performance of their duties and to provide us with advice about a potential change in control situation without being distracted about the effects of the transactions on their continued employment with the Company.  This Policy is hereby adopted by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and shall be administered by the Committee.

1.                                      Eligible Individuals

The following individuals shall be subject to the terms of this Policy: (i) the Company’s Chief Executive Officer (the “CEO”) and (ii) any other Company employee that may be designated by the Committee as a Tier I Participant (a “Tier I Participant”) or a Tier II Participant (a “Tier II Participant”)(each such individual set forth in (i) and (ii), a “Participant” and collectively, the “Participants”).

2.                                      Payments upon a Separation from Service

(a)                                 Payment Conditions.  Subject to the terms of this Policy and subject to the Participant’s execution and non-revocation of a general release of claims in a form provided by the Company, if the Participant has a “Separation from Service” (as defined in any regulations or other Internal Revenue Service guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) either as a result of (i) the termination of the Participant’s employment by the Company without Cause or (ii) the Participant’s termination of his/her employment with the Company for Good Reason, in either case within twenty-four (24) months following a Change in Control (as defined below), the Company shall pay the Participant the amounts and provide the benefits set forth below in Sections 2(b), 2(d)  and 2(e).

(b)                                 Separation Payments.  Subject to Section 2(a), the Company shall pay the Participant the following separation payments (the “Separation Payments”):

(i)                                     with respect to the CEO, the Participant shall be paid a lump sum severance payment equal to the sum of (A) two (2) times the Participant’s annual salary as of the date of the termination of the Participant’s employment ( the “Termination Date”), (B) two (2) times the Participant’s target bonus as of the Termination Date for the full fiscal year in which the Termination Date occurs, (C) any unpaid annual bonus earned by the Participant with respect to the fiscal year preceding the year in which the Termination Date occurs; and (D) a pro-rated annual bonus for the fiscal year in which the Termination Date occurs based on the Participant’s target annual bonus for such year, multiplied by a fraction, the numerator of which is the number of whole months the

Participant was employed by the Company during such fiscal year and the denominator of which is twelve (12);

(ii)                                  with respect to a Tier I Participant, the Participant shall be paid a lump sum severance payment equal to the sum of (A) one and one-half (1-1/2) times the Participant’s annual salary as of the Termination Date, (B) one and one-half (1-1/2) times the Participant’s target bonus as of the Termination Date for the full fiscal year in which the Termination Date occurs, (C) any unpaid annual bonus earned by the Participant with respect to the fiscal year preceding the year in which the Termination Date occurs; and (D) a pro-rated annual bonus for the fiscal year in which the Termination Date occurs based on the Participant’s target annual bonus for such year, multiplied by a fraction, the numerator of which is the number of whole months the Participant was employed by the Company during such fiscal year and the denominator of which is twelve (12); and

(iii)                               with respect to a Tier II Participant, the Participant shall be paid a lump sum severance payment equal to the sum of (A) one (1) times the Participant’s annual salary as of the Termination Date, (B) one (1) times the Participant’s target bonus as of the Termination Date for the full fiscal year in which the Termination Date occurs, (C) any unpaid annual bonus earned by the Participant with respect to the fiscal year preceding the year in which the Termination Date occurs; and (D) a pro-rated annual bonus for the fiscal year in which the Termination Date occurs based on the Participant’s target annual bonus for such year, multiplied by a fraction, the numerator of which is the number of whole months the Participant was employed by the Company during such fiscal year and the denominator of which is twelve (12).

(c)                                  Timing of Separation Payments.                 Subject to the Participant’s execution and delivery of a general release of all claims against the Company and its affiliates in a form provided by the Company and the expiration of any release revocation period with respect thereto (such requirement, the “Release Requirement”), and subject to Section 3(c), the Participant’s Separation Payment will payable in a single lump sum on the first regular payday for the Company’s salaried employees within the sixty (60)-day period following the date of the Participant’s Separation from Service on which the Participant’s executed release is effective and enforceable in accordance with its terms following the expiration of the revocation period applicable to such release.  However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that period that occurs in the second taxable year.

(d)                                 COBRA Payments.                                       Subject to the Release Requirement and the requirements of the Code, if the Participant properly elects health care continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents until the earlier of (i) the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan and (ii) in the case of (A) the CEO or a Tier I Participant, eighteen (18) months after the Participant’s Termination Date and (B) a Tier II Participant, twelve (12) months after the

Participant’s Termination Date (the “COBRA Period” ).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

(e)                                  Equity Awards.             Any equity awards (the “Equity Awards”) granted to the Participant under the Company’s equity-based compensation plans (the “Equity Plans”) prior to the Effective Date shall be subject to the terms of the Equity Plans and the Participant’s Equity Award agreements.  Subject to the Release Requirement, any Equity Awards granted to the Participant under the Equity Plans on or after the Effective Date shall not be terminated or expire on the Participant’s Termination Date and shall become fully vested (and exercisable, in the case of any stock options or stock appreciation rights) on the date upon which the Participant’s Release Requirement is satisfied, provided, however that any equity awards which are subject to performance-based vesting or other performance conditions shall be subject to the terms of the Equity Plans and the Participant’s equity award agreements.

(f)                                   Other Terminations.  The Company shall have no obligation to pay a Participant any amounts under this Policy in the event of such Participant’s Separation from Service prior to a Change in Control.  The Company shall also have no obligation to pay a Participant any amounts under this Policy if, after a Change in Control, the Company terminates a Participant’s employment for Cause or if a Participant’s employment terminates due to the Participant’s death, Disability or termination of employment other than for Good Reason.

(g)                                  Accrued Obligations.  Notwithstanding Section 2(c), upon any Separation from Service, the Participant shall be entitled to earned but unpaid salary and accrued but unused vacation earned through the final date of employment (the “Accrued Obligations”), which amounts will be paid to such Participant (or his or her estate, as the case may be) within thirty (30) days of the Participant’s Termination Date.  Except as set forth in this Policy, rights arising from the terms of the Company’s benefit plans (including any equity plans) (“Other Benefits”) shall be governed by the terms of such plans.

(h)                                 Definitions.  For purposes of this Policy:

“Cause” means one or more of the following: (i) if the Participant is convicted of, or enters into a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude; (ii) if the Participant commits an act of fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries; (iii) if the Participant commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries; or (iv) if the Participant fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use the

Participant’s reasonable good faith efforts to follow the reasonable and lawful direction of the Board and to perform the Participant’s obligations under his/her offer letter with the Company.

“Change in Control” means the occurrence of any one of the following events:

(a)                                 During any thirty-six (36) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, including but not limited to a consent solicitation, with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)                                 Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any subsidiary of the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(c)                                  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction, in any single transaction or series of related transactions which results in the Company’s Voting Securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly (the Company or such person, the “Successor Entity”)), directly or indirectly, less than a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the transaction;

(d)                                 The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a sale or other disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions; or

(e)                                  The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because (i) the Company sells or otherwise disposes of any one of its business units and its assets or (ii) the Company acquires Company Voting Securities which reduces the number of Company Voting Securities outstanding and results in any person acquiring beneficial ownership of more than 30% of the Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.  In addition, notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c), (d) or (e) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A (a “Qualifying Termination”).

“Disability” means the Participant’s inability to engage in any substantial activity necessary to perform such Participant’s duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

“Good Reason” means: (i) a material reduction in the Participant’s base salary without the Participant’s prior written consent; (ii) a material reduction in the Participant’s authority, duties or responsibilities, without the Participant’s prior written consent; (iii) a material change in the geographic location at which the Participant must perform services, without the Participant’s prior written consent, (iv) any material unwaived breach by the Company of the terms of the Participant’s offer letter, or (v) with respect to the CEO or Tier I Participant, a material reduction in the Participant’s reporting relationship, with either the Participant’s manager or the Participant’s staff; provided, however, that with respect to any of the clause (i) - (v) events above, the Participant will not be deemed to have resigned for Good Reason unless (A) the Participant provides written notice to the Company of the existence of the Good Reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such Good Reason event and (C) the Participant effectively terminates his/her employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i) - (v) event.

3.                                      Additional Terms

(a)                                 Withholding Taxes.  All forms of compensation payable to the Participants by the Company, whether in cash, common stock or other property, are subject to reduction to reflect applicable withholding and payroll taxes.

(b)                                 Clawback.  Any amounts paid or payable to a Participant pursuant to this Policy or the Company’s equity or compensation plans will be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

(c)                                  Section 409A.  The intent of the parties is that payments and benefits described in this Policy comply with Section 409A of the Code and accordingly, to the maximum extent permitted, this Policy will be interpreted in compliance therewith.  Each amount to be paid or benefit to be provided under this Policy will be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following a Separation from Service will instead be paid on the first business day after the date that is six months following Separation from Service.  In no event will any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year will not affect the amounts reimbursable in any other calendar year.  A Participant’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

(d)                                 Section 280G.  If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Policy or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to the Participant under this Policy will first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date, and then, if necessary, any accelerated vesting of the Participant’s equity awards arising from the terms of such awards shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that the Participant receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (ii) the amount which yields the Participant the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided to the Participant hereunder (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Participant’s employment with the Company).  Calculations required by this paragraph will be performed by a national accounting firm designated by the Company.

4.                                      Participants’ Covenants

In consideration of and as a condition of the receipt of any payment or benefits under this Policy by a Participant (other than payment of Accrued Obligations or provision of the Other Benefits), the Participant agrees to the following provisions:

(a)                                 In the Participant’s capacity in the management of the Company, the Participant has had significant exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of the Company’s business including, by way of illustration, past, current and future services and products and concepts for services and products, marketing strategies, research and plans and information regarding the Company’s employees.  As a result of the Participant’s knowledge of the above information and in consideration for the benefits offered by the Company under this Plan, the Participant reaffirms and recognizes the Participant’s continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Company pursuant to the Company’s policies as they may be amended from time to time and pursuant the Participant’s Employee Proprietary Information and Inventions Agreement entered into with the Company (or a subsidiary of the Company).  At all times after the Termination Date, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)                                 In the case of (i) the CEO or a Tier I Participant, eighteen (18) months after the Participant’s Termination Date and (B) a Tier II Participant, twelve (12) months after the Participant’s Termination Date (each such period, the “Restricted Period”), the Participant will not, directly or indirectly, solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the Participant’s Termination Date, or otherwise interfere with the relationship between any such person and the Company; nor will the Participant assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.

(c)                                                 At all times after the Termination Date, the Participant shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products.  The foregoing shall not be violated by truthful statements in connection with required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions or testimony in connection with such proceedings).

(d)                                                Notwithstanding anything herein to the contrary, the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

5.                                      General Provisions

(a)                                 The terms of this Policy and the resolution of any disputes will be governed by California law, and the venue for any disputes will be in Los Angeles, California.  The Committee may at any time amend, suspend or terminate this Policy, provided such action is effected by written resolution.  Moreover, the Committee reserves the right to amend this Policy as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.  Notwithstanding the foregoing, upon and following the occurrence of a Change in

Control, this Policy may not be amended in any manner which is adverse to any individual who is a Participant as of the date of the Change in Control.

(b)                                 This Policy shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of this Policy, to interpret this Policy, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Policy.  All questions of any character whatsoever arising in connection with the interpretation of this Policy or its administration or operation shall be submitted to and settled and determined by the Committee, except as specifically otherwise stated herein.  Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each Participant and all other parties in interest.  The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(c)                                  No amounts awarded or accrued under this Policy shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the amount payable hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of any amounts hereunder.

(d)                                 No Participant shall have the right to alienate, pledge or encumber his or her interest under this Policy or any amounts payable hereunder, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.  This Policy shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under this Policy in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Policy, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Policy by operation of law or otherwise.

(e)                                  Neither the action of the Company in establishing this Policy, nor any action taken under this Policy by the Committee, nor any provision of this Policy, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any applicable benefits that may become payable under any employment agreement between such person and the Company or any of its subsidiaries.

(f)                                   This Policy supersedes any provisions relating to severance benefits payable to any Participants whose employment with the Company is terminated after a Change in Control of any employment or offer letter agreement to which any of the Participants in this Policy may be a party.

(g)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to a Participant:

At the most recent address on file at the Company.

If to the Company:

United Online, Inc.
21255 Burbank Blvd., Suite 400

Woodland Hills, CA  91367
Attention:  General Counsel

or to such other address a Participant or the Company shall have furnished in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(h)                                 This Policy shall not be effective with respect to any person designated as a Participant hereunder unless and until such person agrees in writing to be subject to this Policy and agrees to all of its terms and conditions.

Acknowledged and Agreed by the Participant:

By:
Name:
Title:
Date: